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                                                                    Exhibit 10.2

                            PATENT LICENSE AGREEMENT

                                     BETWEEN

                  LEXAR MEDIA AND SAMSUNG ELECTRONICS CO., LTD.


     This Patent License Agreement ("Agreement") is made and entered into as of March 23, 2002 (the "Effective Date") between Lexar Media, Inc., a Delaware corporation (Lexar Media, Inc, its subsidiaries and affiliates are hereinafter referred to as "Lexar") and Samsung Electronics Co., Ltd., a corporation of South Korea ("Samsung").

                                    RECITALS

     A. Lexar Media, Inc. ("Lexar") is the owner and user of certain proprietary technology related to flash memory controllers, flash memory and system architecture.

     B. Samsung designs, manufactures, and sells certain flash memory technology.

     C. In 2001, Lexar and Samsung executed a Purchase Agreement ("Purchase Agreement") and Lexar and Samsung Semiconductor, Inc. executed a Consignment Contract ("Consignment Contract") pursuant to which Lexar will purchase from Samsung Semiconductor certain flash memory and Samsung will purchase from Lexar certain flash controller products. Given these relationships, the parties agree that their interests are aligned with one another.

     D. Samsung desires to receive from Lexar a license to Lexar's proprietary technology to manufacture, market and sell certain flash memory products and components thereof on the terms and conditions of this Agreement.

     NOW, THEREFORE, Lexar and Samsung hereby agree as follows:

     1. DEFINITIONS

          1.1 "Affiliate" means, with respect to any entity, any other entity that controls, is controlled by or is under common control with such entity. For purposes of this Agreement, an entity shall be in "control" of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote for the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity.

          1.2 "Flash Controller" means a device within Flash Card Products (whether implemented in firmware, hardware and/or software) that controls the operation of a memory within such Flash Card Products.






Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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          1.3 "Flash Card Products" means a Flash Memory System on a card having a connector that attaches it to a host system.

          1.4 "Flash Memory System" means an integrated circuit memory system that contains: (a) one or more interconnected flash memory devices or flash memory integrated circuits, and (b) in-system control, I/O and other support circuit(s) that are: (i) interconnected with the flash memory devices or flash memory integrated circuits and (ii) necessary to the operation of the memory system.

          1.5 "Global Market Share" means the percentage of Flash Card Products units sold worldwide by form factors in accordance with data as published by International Data Corporation ("IDC").

          1.6 "Global Market Share Ceiling" means (i) * percent (*%) of the Global Market Share; or (ii) * percent (*%) of the Global Market Share, if Lexar fails to satisfy the minimum purchase requirements under Section 4.1 of the Purchase Agreement during the first six (6) quarters following the effective date of the Purchase Agreement. After the first twelve (12) quarters following the effective date of the Purchase Agreement, the Global Market Share Ceiling is
* percent (*%) of the Global Market Share.

          1.7 "Have Manufactured" means only that the licensee may contract with a third party or parties to manufacture the licensed product for and on behalf of the licensee.

          1.8 "High-Speed Memory Stick" means a memory data storage device that meets the High-Speed Memory Stick Specifications.

          1.9 "High-Speed Memory Stick Specifications" means the specifications for a certain flash memory data storage device developed by Sony (as such specifications are from time to time modified or replaced by Sony in its sole discretion).

          1.10 "Improvements Technology" means any improvements or enhancements to the Lexar Technology that are conceived or developed by Samsung and that would, absent the licenses granted hereunder, infringe or constitute a misappropriation of the Lexar Intellectual Property Rights.

          1.11 "Intellectual Property Rights" means, with respect to a party, all rights of such party in and to all patents, patent applications, and patents issuing from such patent applications in any country or jurisdiction in the world.

          1.12 "Lexar Intellectual Property Rights" means the Intellectual Property Rights owned by or licensed to Lexar (but, in either case, only Intellectual Property Rights owned by or licensed to Lexar wherein Lexar has the right to grant sublicenses without payment of compensation to any third party other than Lexar employees), anytime within the fifth anniversary of the Effective Date, in and to the Lexar Technology.






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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          1.13 "Lexar Technology" means the technology described in Lexar's patents and patent applications.

          1.14 "Licensed Lexar Products" means, individually or collectively, Flash Controllers, Flash Card Products, Memory Sticks, High-Speed Memory Sticks and Smart Media.

          1.15 "Memory Stick" means a flash memory data storage device that meets the Memory Stick Specifications. Memory Stick includes without limitation Sony's miniature Memory Stick known as the "Duo".

          1.16 "Memory Stick Specifications" means the specifications for a certain flash memory data storage device developed by Sony (as such specifications are from time to time modified or replaced by Sony in its sole discretion).

          1.17 "Net Selling Price" means the gross sales price of a product invoiced by Samsung or its Affiliates to customers that are not Affiliates for the sale or other distribution of Licensed Lexar Products, less (a) credits, allowances, discounts, sales commission, and rebates to such customers; (b) chargebacks from the account of such customers for damaged and returned products; (c) freight and insurance costs incurred in transporting such product to such customers; (d) cash, quantity and trade discounts, rebates and other price reductions for such product given to such customers under price reduction programs that are consistent with industry practices and price reductions given for similar products by Samsung or its Affiliates; (e) sales, use, value-added and other direct taxes incurred on the sale of such product to such customers; and (f) customs duties, surcharges and other governmental charges incurred in exporting or importing such product to such customers. In the case of Licensed Lexar Products sold or distributed with other products during any quarter, the Net Selling Price of such Licensed Lexar Products shall be the average Net Selling Price of the same or comparable model of Licensed Lexar Products sold separately to unaffiliated third parties in arm's length transactions during such calendar quarter.

          1.18 "Samsung Intellectual Property Rights" means the Intellectual Property Rights owned by or licensed to Samsung or those rights in and to the Improvements Technology.

          1.19 "Secure Digital Card" means a type of Flash Card Products having a flash memory storage device that meets the Secure Digital Specifications.

          1.20 "Secure Digital Specifications" means the specifications for a certain flash memory data storage device developed by The Secure Digital Association (as such specifications are from time to time modified or replaced by The Secure Digital Association or, in the event of a merger of The Secure Digital Association with another entity, by the subsequent entity, in its sole discretion).

          1.21 "Secure Multi-Media Card" means a type of Flash Card Products having a flash memory storage device that meets the Secure Multi-Media specifications.

          1.22 "Smart Media" means a flash memory storage device that meets the Smart


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Media Specifications.

          1.23 "Smart Media Specifications" means the specifications for a certain flash memory storage device developed by the Smart Media Association (as such specifications are from time to time modified or replaced by the Smart Media Association in its sole discretion).

          1.24 "Flash Card Controller" means a device (whether implemented in firmware, hardware and/or software) that controls the operation of Flash Card Products.

          1.25 "Flash Products" means flash storage or controller product including but not limited to flash memory, Flash Controller, Flash Card Product, Flash Memory System, and Flash Card Controller.

          1.26 "* Period" means the period of time from the Effective Date of this Agreement until *, unless earlier terminated in accordance with Section 7.3(a) below.

          1.27 "Secure Media Card" means a type of Flash Card Products having a flash memory storage device that meets either the Secure Multi-Media specification or the Secure Digital Specification as defined herein. For purposes of this Agreement, the Secure Media Cards shall mean Secure Digital Cards and Secure Multi-Media Cards, or any variation or combination thereof.

          1.28 "CompactFlash Cards" means a flash memory storage device that meets the CompactFlash Association Specifications.

          1.29 "CompactFlash Association Specifications" means the specifications for a certain flash memory storage device developed by the CompactFlash Association (as such specifications are from time to time modified or replaced by the CompactFlash Association in its sole discretion).

     2.   GRANT OF LICENSE RIGHTS

          2.1  Lexar License Grants.

               (a) Until the last to expire of the Lexar Intellectual Property Rights, and subject to Samsung's compliance with the terms and conditions of this Agreement, Lexar hereby grants to Samsung a * license under all Lexar Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import and sell Smart Media.

               (b) Until the last to expire of the Lexar Intellectual Property Rights, and subject to Samsung's compliance with the terms and conditions of this Agreement, Lexar hereby grants to Samsung a * license under all Lexar Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import and sell Memory Sticks. The license granted under this Section 2.1(b) does not include, and specifically excludes, the right to *.






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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               (c) Subject to Samsung's compliance with the terms and conditions of this Agreement, including but not limited to Sections 2.2, 2.4(d) and 2.5(a) below, Lexar hereby grants to Samsung a * license under all Lexar Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import and sell High-Speed Memory Sticks. The * on this license expressly excludes any
* including, but not limited to, *. Samsung shall have the right to terminate the grant of the license in this Section 2.1(c) at anytime during the term of this Agreement with a thirty-day (30) prior written notice. The license granted in this Section 2.1(c) shall * at the end of the * Period.

               (d) Subject to Samsung's compliance with the terms and conditions of this Agreement, during the initial five (5) year term of the Purchase Agreement (the "Initial Purchase Agreement Term"), Lexar covenants not to sue:
(i) Samsung or its Affiliates for the manufacture (including Having Manufactured), offer for sale, importation or sale of *; or (ii) any customer of Samsung or its Affiliates for the offer for sale, importation or sale of *.

               (e) If Samsung elects to extend the Purchase Agreement after the Initial Purchase Agreement Term for a subsequent five (5) year term, on the same terms as originally set forth therein, then Lexar will grant to Samsung a * license under all Lexar Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import and sell *. In the event that Samsung makes such an election, then the definition of "Lexar Intellectual Property Rights" shall be expanded to include the Intellectual Property Rights owned by or licensed to Lexar (but, in either case, only Intellectual Property Rights owned by or licensed to Lexar wherein Lexar has the right to grant sublicenses without payment of compensation to any third party other than Lexar employees), anytime within the tenth anniversary of the Effective Date, in and to the Lexar Technology.

               (f) Subject to Samsung's compliance with the terms and conditions of this Agreement, including but not limited to Sections 2.2, 2.4(d) and 2.5(a) below, Lexar hereby grants to Samsung a * license under the Lexar Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import and sell Secure Media Cards. The license granted in this Section 2.1(f) shall
* at the end of the * Period.

               (g) Subject to Samsung's compliance with the terms and conditions of this Agreement, including but not limited to Sections 2.2, 2.4(d) and 2.5(a) below, Lexar hereby grants to Samsung * license under the Lexar Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import and sell CompactFlash Cards *. The * of this license specifically excludes * and also shall specifically exclude the *. For the avoidance of doubt, Lexar shall * and any licenses granted prior to the date of this Agreement *. The license granted in this Section 2.1(g) shall terminate at the end of the * Period.

               (h) If Lexar fails to purchase eighty million dollars ($80,000,000) in Samsung Products (as defined in the Purchase Agreement) during the first six quarters of the Purchase Agreement, or if Lexar fails to purchase two hundred million ($200,000,000) in Samsung Products during the first twelve quarters of the Purchase Agreement, then with the exception of the * licenses set forth in Sections 2.1(b), 2.1(c), 2.1(f) and 2.1(g), which shall continue without modification, Lexar will grant to Samsung a worldwide, nonexclusive, non-transferable, non-assignable, royalty-free license through the term of this Agreement under all Lexar Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import or sell * as of the first day of the quarter in which Lexar fails to make such purchases.






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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license through the term of this Agreement under all Lexar Intellectual Property
Rights to manufacture, Have Manufactured, use, offer for sale, import and sell * as of the first day of the quarter in which Lexar fails to make such purchases.

               (i) If Samsung licenses any or all of the Samsung Intellectual Property Rights to any company, excluding Lexar and its Affiliates, that has more than *, or a comparable entity, the licenses granted under Sections 2.1(c), 2.1(f) and 2.1(g) shall immediately *.

          2.2 Sublicense. Samsung shall be permitted to sublicense the rights granted in Sections 2.1(a) and (e) to any Samsung Affiliates; provided that Samsung shall promptly notify Lexar in writing of sublicenses granted to such Affiliates and Samsung will be responsible for each such Affiliate's compliance with the terms and conditions of this Agreement. Each such sublicense must expressly and automatically terminate if the entity no longer is an Affiliate of Samsung. The * licenses granted in Sections 2.1(c), 2.1(f) and 2.1(g) above do not include, and specifically exclude, the right to *.

          2.3 Samsung Cross License and Covenant Not to Sue. Samsung hereby grants to Lexar a * license under all Samsung Intellectual Property Rights to manufacture, Have Manufactured, use, offer for sale, import and sell Licensed Lexar Products. Samsung covenants not to sue: (i) Lexar and its Affiliates for the manufacture (including Having Manufactured), offer for sale, importation or sale of Flash Card Products; or (ii) any customer of Lexar or its Affiliates for the offer for sale, importation or sale of Flash Card Products made or have made by Lexar. The rights and covenants granted hereunder shall not be assignable or transferable in any way, and Section 12.3 of this Agreement shall not be applicable hereto.

          2.4 Restrictions.

               (a) Except as expressly provided in Sections 2.1 and 2.2 above, Samsung will have no right or license to use, sublicense, transfer or otherwise convey to any third party the Lexar Intellectual Property Rights, or any enhancement, improvement or derivative thereof.

               (b) Samsung shall have no right to use the Lexar trade name or Lexar trademarks.

               (c) Samsung's exercise of its "Have Manufactured" rights under
Section 2.1 is contingent upon Samsung entering into a non-disclosure agreement with each manufacturer that protects the Confidential Information of Lexar to the same extent as provided for in this Agreement.

               (d) Until *, the license granted to Samsung under Section 2.1(f) above does not include, and specifically excludes, the right to manufacture, Have Manufactured, use, sell, offer for sale and import *.

          2.5 Reservations.






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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               (a) The * licenses granted in Sections 2.1(c), 2.1(f) and 2.1(g)
above are subject to * to manufacture, Have Manufactured, use, sell, offer for sale and import *, including but not limited to * and to practice any process, within the full scope and for the full term of the Lexar Intellectual Property Rights.

               (b) No license or right is granted, by implication or otherwise, to either party hereunder under any patent rights, Confidential Information or other intellectual property rights now or hereafter owned or controlled by the other, except for the licenses and rights expressly granted in this Agreement.

       3. JOINT DEVELOPMENT OF FLASH CONTROLLERS

          Samsung and Lexar shall discuss in good faith a joint development program for Flash Controllers; provided, however, that the foregoing will not be deemed to obligate or in any way require either party to undertake such a program. Lexar will describe for Samsung the way in which *.

       4. PAYMENTS AND PAYMENT TERMS

          Lexar and Samsung expressly acknowledge and confirm that the royalty rates and other applicable royalty payments terms set forth in this Section 4 have been negotiated and structured for the mutual convenience of the parties. Lexar and Samsung further acknowledge and confirm that the royalty obligations set forth in this Section 4 will remain in effect until the last to expire of the Lexar Intellectual Property Rights, except as otherwise set forth throughout the subsections below.

          4.1 * License Fee and Royalties. In consideration of the license granted under Section *, Samsung shall pay Lexar the amounts set forth below:

               (a) During the first through eighth quarters following the Effective Date, Samsung shall pay Lexar a non-refundable, non-creditable against royalties license fee of * dollars ($*), net of taxes pursuant to Section 4.6 ("Taxes"). Such * dollars, discounted at a net present value of five percent (5%), shall be due and payable on or before March 29, 2002. The discounted net present value of * dollars ($*) is * dollars ($*). The first eight quarters of this Agreement shall be referred to as the "*."

               (b) After the *, Samsung shall pay Lexar the non-refundable royalties specified in Section 1 of Exhibit A for each * sold or distributed by Samsung or its Affiliates. Such royalties will be due and payable within sixty
(60) calendar days after the end of June and December for the preceding six-month period. Notwithstanding the foregoing, no royalty will accrue on sales of * or Lexar for further resale by * on an OEM basis. The parties expressly acknowledge that the amount of such royalties is reasonable, taking into account the anticipated discontinuance by *.






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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          4.2  *Royalties. Lexar and Samsung shall negotiate in good faith to decide the * royalty conditions after the Effective Date. Lexar hereby guarantees that such royalty conditions shall be the *. Notwithstanding the foregoing, no royalty will accrue on sales of * for further resale by * on an OEM basis.

          4.3  *Royalties.


               (a) During the Initial Purchase Agreement Term, Samsung will have no obligation to pay royalties to Lexar for the sale or distribution by Samsung or its Affiliates of *, provided that the aggregate quantity of such products sold or distributed by Samsung and its Affiliates does not exceed the greater of: (i) the Global Market Share Ceiling; or (ii) the aggregate quantity of * sold by Lexar (including sales of * (the "Lexar Sales Ceiling"). The foregoing determination will be made by the parties within thirty (30) calendar days following every annual publication of a compilation by the IDC. For purposes of such determination, Lexar shall provide its sales record to Samsung annually at the same time as it files its 10-K with the United States Securities and Exchange Commission. (The greater of the Global Market Share Ceiling or the Lexar Sales Ceiling, as determined herein, is referred to as the "Royalty Trigger Threshold".)

               (b) If, during the Initial Purchase Agreement Term, the number of units of *, sold or distributed by Samsung or its Affiliates exceeds the Royalty Trigger Threshold, then Samsung shall pay Lexar the non-refundable royalties specified in Section 2 of Exhibit A for each * sold or distributed by Samsung or its Affiliates that exceeds the Royalty Trigger Threshold. For purposes of this Agreement, all Samsung sales of * as defined in Section 2 of Exhibit A. Notwithstanding the foregoing, no royalty will accrue on sales of * by Samsung or its Affiliates to Lexar. Such royalties will be due and payable within sixty
(60) calendar days after each IDC annual publication.

          4.4 *Payment. For the * rights in Section 2.1(f) and 2.1(g) of this Agreement, Samsung shall pay Lexar a non-refundable, non-creditable against royalties, license fee of * dollars ($*). Such license fee will be due and payable in full on or before March 29, 2002. If the parties mutually agree to extend the * Period, and Samsung tenders an additional non-refundable, non-creditable against royalties, license fee of * dollars ($*) prior to the expiration of the initial * Period (*), then the * Period may be extended until
*.

          4.5 Other Payment Terms. On any overdue payments, Samsung shall pay a finance charge upon the unpaid balance of the lesser of the prime rate plus two percent (2%) annually and the maximum amount permitted by law. All amounts specified in this Agreement shall be paid in U.S. dollars and shall not be subject to setoff against any other amounts due and payable under this Agreement or any other agreement.

          4.6 Taxes. Samsung shall pay any and all national, state, or local excise, sales, use, withholding, value-added, or other taxes or duties imposed by any applicable laws and regulations in respect of the payments made under this Agreement or otherwise arising out of this Agreement, other than taxes based upon Lexar's net income. If Samsung pays, on Lexar's behalf, any withholdingtaxes that are required to be paid under applicable law, Samsung will furnish






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Lexar with written documentation of such payments, including but not limited to receipts, of any and all such taxes paid by Samsung.

     5.   RECORDS AND AUDIT REQUIREMENTS

          5.1 Records. For a period of three (3) years after the later date that each royalty or other payment is due or is made under this Agreement, Samsung will make and maintain such books, records and accounts as are reasonably necessary to verify such royalty and other payments.

          5.2 Reports. Within sixty (60) calendar days after the end of each calendar half, or in the case of Section 4.3, within sixty (60) calendar days after the end of each annual IDC publication, until all royalties and other payments payable hereunder shall have been reported and paid, Samsung shall furnish to Lexar a statement specifying the royalties owed for such six month period. If no royalties are due, that fact shall be shown on such statement.

          5.3 Audit. Upon at least thirty (30) calendar days prior written notice, no more than once a year, either party shall have the right, at its own cost and expense, to authorize a certified public accounting firm of internationally recognized standing selected by that party and approved by the other, which approval will not be unreasonably withheld, to audit the other's books, records, and accounts, and other relevant information for the purpose of
(i) verifying royalties and other payments reported under Section 5.2, and
(ii) verifying Lexar Sales Ceiling under Section 4.3. If such accounting firm concludes that additional amounts were owed to Lexar during the audited period, Samsung shall pay such additional amounts within thirty (30) calendar days of the date Lexar delivers to Samsung such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by the party authorizing the audit; provided, however, if the audit discloses that the royalties payable by Samsung for such period are more than one hundred fifteen percent (115%) of the amounts actually paid for such period, then Samsung shall pay the reasonable fees and expenses charged by such accounting firm.

     6.   CONFIDENTIAL INFORMATION

          6.1 Definition of Confidential Information. Lexar and Samsung acknowledge that, in the course of performing their respective obligations hereunder, each may obtain information relating to the other and the other's products that is of a confidential and proprietary nature to such other party. "Confidential Information" means confidential or proprietary information of either party which is (i) designated with the legend "Confidential" or comparable legend in case of disclosure thereof in written, graphic, machine readable or other tangible form or (ii) designated "Confidential" at the disclosure thereof in other form and within thirty (30) calendar days after such disclosure set forth in writing designated "Confidential" and forwarded to the receiving party. Confidential Information further includes without limitation the existence and terms of this Agreement.

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          6.2 Exclusions. Confidential Information does not include information which (i) is or becomes public knowledge or is received by the other party without the fault or action of the other party or any breach of any confidentiality obligation; (ii) the other party can document was independently developed by it without use or access to the Confidential Information; or (iii) the other party can document was previously known to it prior to receipt of the Confidential Information.

          6.3 Obligation. Each of Samsung and Lexar agrees that, during the term of this Agreement and for a period of five (5) years thereafter, it will: (i) use the other party's Confidential Information only in connection with fulfilling its rights and obligations under this Agreement; (ii) hold the other party's Confidential Information in strict confidence and exercise due care with respect to its handling and protection, consistent with its own policies concerning protection of its own Confidential Information of like importance but in no instance less than reasonable care, such due care including without limitation requiring its employees to execute non-disclosure agreements which provide protection of the other party's Confidential Information which is at least as protective as the terms and conditions of this Agreement; (iii) not disclose, divulge or publish the other party's Confidential Information except to such of its responsible directors, employees and consultants and legal and financial advisors who have a bona fide need to know to the extent necessary to fulfill such party's obligations under this Agreement or except to the extent such Confidential Information is required to be disclosed pursuant to applicable law, regulation or court order provided the other party uses reasonable efforts to give the party owning the Confidential Information sufficient notice of such required disclosure to allow the party owning the Confidential Information reasonable opportunity to object to and to take legal action to prevent such disclosure (or to request confidential treatment thereof); and (iv) instruct all such employees not to disclose the other party's Confidential Information to third parties, without the prior written permission of the other party. Samsung acknowledges and agrees that the "bona fide need to know" standard set forth in the foregoing subsection (iii) above as applied to dissemination of Lexar Technology requires that authorized Samsung employees must have actual need to use the Lexar Technology to design or develop a specific Licensed Lexar Product. Samsung further acknowledges and agrees that theoretical analysis and investigation of (a) the features and functionality of the Lexar Technology or
(b) potential application of the Lexar Technology for an unidentified project will not satisfy the "bona fide need to know" standard. Each party may disclose Confidential Information of the other party: (i) to its legal and financial advisors, as necessary to obtain tax, legal and accounting advice; (ii) in connection with SEC filings; and (iii) to bona fide potential investors or acquirers in connection with a financing, merger, acquisition or similar transaction, provided that investors or acquirers are subject to, confidentiality obligations at least as restrictive as those contained herein.

     7. INTELLECTUAL PROPERTY RIGHTS

          7.1 Lexar Technology. All right, title, and interest in and to the Lexar Technology, and all Intellectual Property Rights therein are the sole and exclusive property of Lexar.


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          7.2 Samsung Technology. All right, title, and interest in and to any the Improvements Technology or Samsung Intellectual Property Rights (exclusive of the underlying Lexar Technology and Lexar Intellectual Property Rights) are the sole and exclusive property of Samsung.

          7.3 *.

          (a) Lexar shall have the sole and exclusive right to * Lexar's Intellectual Property Rights * and to * involving Lexar's Intellectual Property Rights, including the right to *. However, in the event that Samsung discovers that Lexar's Intellectual Property Rights *, Samsung shall have the right to request that Lexar *. If Lexar fail to * within thirty (30) days following notice by Samsung, then Samsung shall have the right to * within thirty (30) days of such failure. In such *, Samsung shall have the right *. Other than these express rights, Samsung shall not, and has no right to, * the Lexar Intellectual Property Rights or *. Except as expressly provided in this Section 7.3(a), Samsung shall not * the Lexar Intellectual Property Rights *. In the event that Samsung * in violation of this Section 7.3(a), Lexar may, in addition to any other rights, damages and remedies it may have against Samsung, immediately *.

          (b) If requested by one of the parties, the other party shall * and neither party shall *. Other than Samsung actions taken as a result of failure by Lexar to *, as set forth in Section 7.3(a) above, Samsung's *.

          (c) Lexar shall have the sole and exclusive right, but not the obligation, to pay maintenance fees to keep the Lexar Intellectual Property Rights in force.

     8. USE OF CONTRACTORS

          Each party may retain third parties ("Contractors") to furnish services to it in connection with the performance of this Agreement and permit such Contractors to have access to the other party's Confidential Information, but only to the extent and insofar as reasonably required in connection with such party's performance under this Agreement; provided that all such Contractors shall be required to execute a written agreement sufficient to secure compliance by the Contractors with the contracting party's obligations of confidentiality concerning Confidential Information set forth in this Agreement.

     9. WARRANTY

          9.1 Royalty Rates. Lexar warrants to Samsung that the royalty rates for the *, which the parties shall decide upon later, will be the lowest royalty rates made available by Lexar for such products to any of its other licensees *. If Lexar offers lower royalty rates for the High Speed Memory Sticks to any of its other licensees *, the royalty rates paid by Samsung for the * will automatically be deemed adjusted to such lower rates. Otherwise, Lexar shall lower the






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

royalty rates for the * if Samsung or Lexar reaches an agreement with * to lower such rates without affecting the * to Lexar.

          9.2 Disclaimer of Warranty. THE LEXAR TECHNOLOGY AND LEXAR INTELLECTUAL PROPERTY RIGHTS ARE PROVIDED "AS-IS". EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LEXAR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LEXAR DOES NOT WARRANT THAT THE LEXAR TECHNOLOGY WILL OPERATE WITHIN LICENSED LEXAR PRODUCTS OR WILL BE COMPATIBLE WITH LICENSED LEXAR PRODUCTS.

     10. TERMINATION

          10.1 Termination due to Material Breach.

          (a) If Samsung materially breaches any term or condition of this Agreement or the Purchase Agreement and fails to cure that breach within thirty
(30) calendar days after receiving written notice of the breach (or as to the Purchase Agreement within such other cure period as specified therein), Lexar shall have the right to terminate the licenses and other rights granted to Samsung under Sections 2.1 and 2.2 at any time after the end of applicable cure period.

          (b) If Lexar materially breaches any term or condition of this Agreement or the Purchase Agreement and fails to cure that breach within thirty
(30) calendar days after receiving written notice of the breach (or as to the Purchase Agreement within such other cure period as specified therein), Samsung shall be released of any and all obligations of license fee and royalty payments under Section 4 herein, and Lexar grant of rights under Section 2.1(e) shall become effective immediately thereafter.

          10.2 Termination upon Voluntary Bankruptcy.

          (a) If Samsung (i) seeks the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially all of its debts, (ii) applies for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (iii) makes a general assignment for the benefit of its creditors, (iv) commences a voluntary case under the bankruptcy code, or (v) files a petition for relief or otherwise seeks relief from or readjustment of its debts under any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (including, without limitation, consenting to the entry of an order for relief in an involuntary bankruptcy case against it), then Lexar shall have the right to terminate the licenses and other rights granted to Samsung under Sections 2.1 and 2.2 upon written notice to Samsung, provided, however, that if any event described in the immediately preceding clause (e) occurs, no notice shall






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

be required to Samsung and such licenses and other rights shall terminate automatically upon the occurrence of such event without any further action.

          (b) If Lexar (i) seeks the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially all of its debts, (ii) applies for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (iii) makes a general assignment for the benefit of its creditors, (iv) commences a voluntary case under the bankruptcy code, or (v) files a petition for relief or otherwise seeks relief from or readjustment of its debts under any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts (including, without limitation, consenting to the entry of an order for relief in an involuntary bankruptcy case against it), then Samsung shall be released of any and all obligations of license fee and royalty payments under Section 4 herein, and Lexar's grant of rights under Section 2.1 (e) shall become effective immediately thereafter.

          10.3 Termination upon Involuntary Bankruptcy.

          (a) If a proceeding or case is commenced without the application or consent of Samsung and such proceeding or case continues undismissed for a period of ninety (90) calendar days from and after the commencement of such proceeding seeking any of the matters set forth in the immediately following clauses (i) through (iii) or if an order, judgment or decree approving or ordering any such matters is entered and continues unstayed in effect for a period of ninety (90) calendar days from and after the date its entry then, subject to the last sentence of this Section 10.3, Lexar shall have the right to terminate the licenses and other rights granted to Samsung under Sections 2.1 and 2.2 at any time after the end of such ninety (90) day period upon written notice to Samsung: (i) liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of Samsung's debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Samsung or of all or substantially all of Samsung's assets, or (iii) similar relief for Samsung from its debts or readjustment of its debts under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts. Notwithstanding any other provision of this Section 10.3, if any event described in the immediately preceding clause
(iii) occurs, no notice shall be required to Samsung and such licenses and other rights shall terminate automatically upon the occurrence of such event without any further action.

          (b) If a proceeding or case is commenced without the application or consent of Lexar and such proceeding or case continues undismissed for a period of ninety (90) calendar days from and after the commencement of such proceeding seeking any of the matters set forth in the immediately following clauses (i) through (iii) or if an order, judgment or decree approving or ordering any such matters is entered and continues unstayed in effect for a period of ninety (90) calendar days from and after the date its entry then, subject to the last sentence of this Section 10.3, then Samsung shall be released of any and all obligations of license fee and royalty payments under Section 4 herein, and the Lexar's grant of rights under Section 2.1 (e) shall become effective immediately thereafter: (i) liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of Lexar's debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Lexar or of all or substantially all of Lexar's assets, or (iii) similar relief for Lexar from its debts or readjustment of its debts under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts.

          10.5 Obligations Upon Termination. Upon any termination of rights pursuant to Sections 10.1, 10.2 or 10.3: (a) each party shall promptly pay the other any unpaid amounts due as of the termination based on sales of products occurring prior to the date of termination; and (b) each party shall promptly return or destroy all copies of Confidential Information in its possession or control, and, at the request of the other, have an officer certify in writing that each party has complied with the foregoing obligation.

          10.6 Survival of Obligations. The following provisions shall survive any Samsung License Termination: Sections 2.3, 2.4, 4.5, 4.6, 5, 6, 7.1, 7.2, 7.3, 9.4, 10.5, 10.6, 11 and 12.

     11. LIMITATION OF LIABILITY

          11.1 General Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, LOSS OF USE, DATA OR PROFITS, INTERRUPTION OF BUSINESS OR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

          11.2 Severability. EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION. FURTHER, IN THE EVENT THAT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SHALL REMAIN IN EFFECT.

     12. GENERAL

          12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws rules or principles, and excluding the United Nations Convention on Contracts for the International Sale of Goods. All actions brought by either party arising under or related to this Agreement shall be brought exclusively in the state and federal courts located in Santa Clara County, California, and the parties hereby irrevocably consent to personal jurisdiction and venue therein.

          12.2 Injunctive Relief. Each of the parties acknowledges that unauthorized disclosure or use of the other party's Confidential Information or infringement or misappropriation of the other party's intellectual property rights could cause irreparable harm and significant injury that would be difficult to ascertain and may not be compensable by damages alone. Accordingly, the parties agree that, in addition to any and all legal remedies, each party shall be entitled to seek specific performance, injunction or other appropriate equitable relief for claims regarding intellectual property rights or Confidential Information.

          12.3 Assignment. Neither party may assign this Agreement without the prior written consent of the other, except that Lexar may assign or transfer its rights and obligations under this Agreement in the course of a merger, reorganization or acquisition of Lexar or substantially all of Lexar's assets related to the Lexar Technology without consent by Samsung. Any assignment permitted hereunder will be subject to the written assent of the assignee to all of the terms and provisions of this Agreement. Any attempted assignment in derogation of this section will be null and void.

          12.4 Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

          12.5 Notices. Any required or permitted notices hereunder must be given in writing at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein. Notices will be effective upon receipt.

          To Lexar:                         To Samsung:
          Lexar Media, Inc.                 Samsung Electronics Company, Ltd.
          47421 Bayside Parkway             San #24, Kiheung-Eup, Yongin-City
          Fremont, CA                       Kyunggi-Do 449-711 Korea

          Attention:  Eric S. Whitaker      Attention: General Manager, IP Team
          Phone: (510) 413-1219             Phone: 82-31-209-3288
                                            Fax: 82-31 209-6054

          Copy to:
          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, CA 94306
          Attn.: Larry Granatelli
          Phone:  (650) 494-0600
          Fax: (650) 494-1417

          12.6 Compliance with Law, including U.S. Export Laws. Each party agrees to comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the technical information disclosed hereunder or direct products thereof. Neither party shall export or re-export, directly or indirectly, any technical information disclosed hereunder or direct products thereof to any destination prohibited or restricted by the export control laws and regulations of the United States, including the U.S. Export Administration Regulations, without the prior authorization from the appropriate governmental authorities.

          12.7 Force Majeure. Neither party shall be responsible for delay or failure in performance to the extent caused by any government act, law, regulation, order or decree, by communication line or power failures beyond its control, or by fire, flood or other natural disasters or by other causes beyond its reasonable control, nor shall any such delay or failure be considered to be a breach of this Agreement, provided that such party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable thereafter.

          12.8 Headings. The headings of the Sections of this Agreement are for convenience only and will not be of any effect in construing the meanings of the Sections.

          12.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          12.10 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

          12.11 Severability. In the event that it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provisions will be deemed not to be a part of this Agreement.

          12.12 Entire Agreement. The Consignment Contract, Purchase Agreement and this Agreement, and the exhibits attached, hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof and supersede any prior representations, understandings and agreements between the parties with respect to such subject matter.

          12.13 Execution. This Agreement may be executed initially by a transmittance of a signed facsimile copy followed by the originals in duplicate.

     13. MANAGEMENT APPROVAL.

          13.1 The Agreement is subject to approval by both parties' Executive Management by March 29, 2002.



          IN WITNESS WHEREOF, Lexar and Samsung have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Lexar Media, Inc.                                  Samsung Electronics Co., Ltd.

By: /s/ Eric S. Whitaker                           /s/ Yun Seung Shin
   -------------------------                       -----------------------------
Eric S. Whitaker                                   Yun Seung Shin
Title: Vice President of Technology Licensing      Title: Senior Vice President

Date: March 23, 2002                               March 23, 2002

                                    EXHIBIT A

                           LICENSE FEES AND ROYALTIES

1. * Royalty Rate.

   The lesser of:

             $* or

             *% of the Net Selling Price*



2. * Royalty Rates.

     (a) For sales of * as part of a "*," *% of the average Net Selling Price of such *. For purposes of this royalty calculation, a * is deemed to mean a sale of any combination having *. In a *, the price of the * is deemed to be the average Net Selling Price for all Samsung *, excluding *, and the price of the * the average Net Selling Price of such a *;

     (b) For sales of *, *% of the average Net Selling Price of such *.

     (c) In the event the combined number of units of * sold by Samsung exceeds the Royalty Trigger Threshold, then the calculation in 2(a) shall apply to that portion of the excessive units corresponding to the percentage of * in the total units sold, and 2(b) to that portion corresponding to the percentage of *.






* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.